EXHIBIT 99.2

  Operator

Ladies and Gentlemen, thank you for standing by. Welcome to the WMS industries third quarter earnings conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session.

At that time, if you have a question, please press the one followed by the four on your telephone. As a reminder, this conference is being recorded Wednesday, May 5th, 2004.

I would now like to turn the conference over to Mr. Brian Gamache, President and Chief Executive Officer, WMS Industries. Please go ahead, sir.

  Brian Gamache - WMS Industries Inc. — President, CEO, Director

Thanks, Steve. Welcome to WMS’s fiscal 2004 third quarter conference call. On the call with me today are Scott Schweinfurth, our CFO, and Kathleen McJohn, our General Counsel. Orrin Edidin, our Chief Operating Operator, who is usually on these calls with us, is excused today while attending the Southern Gaming conference. Today we will update you on customer acceptance of our new products and game themes, sales visibility, new product approvals and financial results for the March quarter. At the end of the call, we’ll take questions from investors and analysts.

Before we start, Kathleen will present a few cautionary statements.

  Kathleen McJohn - WMS Industries Inc. — General Counsel

Thank you, Brian. I need to remind everyone that today’s call and simultaneous webcast contains forward-looking statements concerning future business conditions and the outlook for the Company based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements, depending on the factors described under Item One, Business Risk Factors, in the Company’s annual report on form 10-K for the year ended June 30, 2003. The forward-looking statements made on this call, the webcast, the archive version of the webcast and any transcript of this call are only made as of this date. The Company undertakes no obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances, except as required by law.

I’ll now turn the call back to Brian for an overview of our progress.

  Brian Gamache - WMS Industries Inc. — President, CEO, Director

Thanks, Kathleen. We have achieved significant traction since our February conference call in two critical areas enroute to our plan in becoming a full-service provider of gaming devices. We’ll discuss both of these items in detail during this call. But briefly, the areas we continue to focus on are first, obtaining additional regulatory approval for all of our new products. And second, successful deployment of our new Bluebird cabinet featuring our CPU-NXT operating system and library of great content, which has led to sales growth. As we’ve discussed in the past, our goal to reclaim our position as a leading supplier of gaming devices for the full complement of products that ,meet the gaming device needs of an entire casino slot floor. Our progress over the last three months clearly shows that we are on track to achieve this strategic goal over the coming quarters. Let’s review this progress.

First, we shipped 3,926 new gaming devices during this past quarter. This amounted to 426 units or 12% more units than indications we gave in February for the third quarter shipments, and is 145% above new shipments in the prior year quarter. The 3,926 new gaming devices shipped consisted of 2,639 Bluebird units, 422 Legacy units and 865 VLT units.

While we were pleased our average sales price was $8,794, which represents an increase of $709 or 9% over the prior year quarter, of greater significance is that the average net sales price for the Bluebird units was $9,769. We believe that the high level of Bluebird unit sales at this average selling price clearly demonstrates that customers are willing to pay a premium for the value-added benefits of the new Bluebird platform. And indications are that the customers are being rewarded with a high win per day.

In addition, during the March quarter, we shipped 585 CPU-NXT upgrade kits. Since we began shipping some CPU-NXT powered products in the December 2003 quarter, we’ve delivered a total of 4,705 Bluebird gaming devices and CPU-NXT upgrade kits to 149 casinos in 18 states and over 8 foreign jurisdictions.

Second, we continue to achieve success in addressing the 50,000-plus WMS legacy video gaming devices in casinos. Since we commenced the sales process last September, we have issued sales orders or executed agreements to sell 16,152 video gaming devices for about 1/3 of the 50,000-plus WMS units in casinos. Over the past quarter, we have signed additional agreements with sales orders with Caesar’s, Mandalay Bay, Boyd, Aztar, and Majestic Star, and continue to receive orders from Native American and individual casino properties. We now have signed agreements with 11 multi-site casino operators that aggregate 6,260 Bluebird units and CPU-NXT upgrade kits, some of which we’ve already shipped.

We believe this healthy level of customer acceptance this early in the roll-out process reflects well on our future success. The level of orders for Bluebird gaming devices compared to orders for upgrade kits continues to be a positive development in our reemergence plan. Given the timing of the remaining required approvals and our customers’ time frames for taking the shipments of these new video products, we expect to deliver the balance of the units over the next several quarters.

Third, we continue to make progress in the regulatory approval front. Scott will go through the details in a few minutes, but after more than two years of developing CPU-NXT, Bluebird and our broad range of new products, Mechanical Reel platform, wide area progressive system and poker games, we now find ourselves only 60 days from receiving essentially all the approvals from each of the six North American gaming labs for these products. We still have several important approvals to obtain, especially the ticket in/ticket out printer devices, our new product lines, several hardware options and other peripheral equipment that some of our customers require. I am especially pleased to report that as a result of the successful performance of our wide area progressive system field trial in Nevada, we are now on the agenda for tomorrow for approval by the Nevada Gaming Control Board, and in two weeks, on May 20th, with the Nevada Gaming Commission. The significance of this is that we are now able to expect the launch of our new wide area progressive system in Nevada one full month earlier than planned. Clearly this progress further extends the positive momentum of the past few quarters. More importantly, this positive momentum is now manifesting itself in improved financial performance, with growth in revenues, gross profit and return to net income. I’ll now turn the call over to Scott to review our third quarter financial results.

  Scott Schweinfurth - WMS Industries Inc. — CFO, Exec. VP, Treasurer

Thanks, Brian. Today, WMS reported net income of 2 cents per share for the March 2004 quarter, which compares to a net loss of 6 cents per share in the March 2003 quarter. As Brian stated, we are very pleased that our revenues are beginning to ramp up, due to both growth in new unit sales and increases in the average selling price of our gaming units. Revenues in the March 2004 quarter grew by $22 million or 53% to $63.8 million, compared to the March 2003 quarter revenue of $41.8 million. This improvement reflects an increase of $22.4 million in product sales, partially offset by a $367,000 reduction in gaming operations revenues.

The increase in product sales revenues was attributable to a 145% increase in the number of new gaming devices sold to 3,926, compared to 1,601 units sold in the prior year quarter. The average sales price for new units increased by 9% to $8,794 compared to $8,085 in the prior year quarter. The benefit from higher-priced Bluebird units more than offset lower-priced video lottery terminal units that we sold during the March 2004 quarter. We expect continued growth in the average selling price over the next two quarters, as we expect Bluebird units will become a higher percentage of our new unit sales.

Parts, used games, conversions and OEM revenues increased by $814,000, due to more OEM sales in the current quarter to Multimedia Games, coupled with higher levels of game conversions as we received a greater number of new game approvals over the last several months. Let me clarify that these OEM units are in addition to the 3,926 new units we sold during the quarter.

During the March 2004 quarter, we shipped 1,245 conversion kits, including 585 CPU-NXT upgrade kits, with the balance being conversions of our Legacy games. Casino operators continue to refresh their existing gaming WMS devices with our exciting new games, which has allowed our new games to regain their position as leading earners on the slot floor. We expect growing game conversion revenues over the next several months as operators see the value and performance benefits of CPU-NXT upgrade kits and printer upgrade kits.

Our gaming operation revenues continue to be impacted by a lower installed base of participation units as revenues from our participation games declined from the prior year quarter by $3.7 million, while royalty revenues increased by $3.4 million, due to increased purchases and placements of licensed WMS game content by our licensees.

The average installed base of our participation games decreased to 4,202 units during the March 2004 quarter, while our average net revenues per day increased by 77 cents to $37.87 per day. Net revenue per day trended higher during the quarter, with the month of March results at over $40 per day. We continue to refresh the Monopoly and Hollywood Squares themed installed participation base, while the installed base of our other series continue to decline, including the termination of the last Survivor themed wide area progressive jackpot in January 2004. As noted on recent conference calls, the installed base also declined from the prior period due to our Legacy operating system not supporting dual port cashless gaming technology. All of the new participation games we’ll be launching will support duel port cashless gaming technology. During the March quarter, we began installing the first Monopoly themed game on our CPU NXT operating system called Grand Hotel. And so far the game has received strong player acceptance. Later in the June 2004 quarter, we expect an upturn in our participation game installed base, as we start installing three new participation series: Men In Black and Match

Game and our new wide area progressive game, Monopoly Money, in our new Bluebird cabinet that contains all the technology features and functionality required by our customers.

We had hoped to launch Men In Black and Match Game in the March quarter, but we’re very excited about the customer response surrounding the launch later this quarter. Also during the June quarter, we will launch the first Monopoly themed game in the Bluebird cabinet, titled Once Around Deluxe.

We anticipate that the installed base will get a further shot in the arm when we commence the launch of our GLI wide area progressive jackpot system in July ‘04, subject to regulatory approval. Customer reaction to these games at the G2E trade show was very positive, and recent marketing tests confirmed our expectations of the success of these themes. At this point, we have an aggregate 641 orders for incremental participation game placements and an additional 400-plus orders for game theme conversions. We look forward to regaining lost market share in the participation business with this large volume of new themes and new participation series, albeit a quarter later than originally anticipated.

Our quarterly consolidated gross profit increased by $10.1 million to $34.4 million. The gross margin on product sales revenues increased to 42% from 37% in last year’s quarter, due to the mix of products sold. We continue to expect that over time, the gross margin on the Bluebird devices will increase, as with greater production volumes we should be able to obtain larger volume discounts from our suppliers, particularly with respect to electronic components. The gross margin on gaming operations revenue was unchanged at 79% compared to the last year’s quarter, reflecting an increase in the average net revenue per day and higher royalties received from our licensees, offset by higher royalty revenues payable to licensors.

Operating income grew by $6.4 million, as we generated a $10.1 million gross profit increase coupled with $63,000 in lower depreciation and amortization expense, partially offset by $1.9 million in increased research and development costs and an increase of $1.9 million in selling and administrative costs.

Research and development costs increased by $1.9 million or 19% to $11.9, million related to the ongoing execution of our technology improvement plan, product approval costs, product line expansion costs and increased game offerings. With higher costs related to the regulatory approval process and a greater number of product lines in game offerings, we expect quarterly research and development expenses to continue for the next several quarters to exceed the levels in the prior year quarters. The increase in selling and administrative costs reflects the ongoing execution of our reemergence plans. Over the next 12 months, we expect that selling and administrative costs will increase modestly as we expand our marketing of the CPU-NXT operating system and Bluebird cabinet in more jurisdictions, and support our diversification into multiple product lines.

Depreciation and amortization expense decreased by $63,000, as the level of investment in gaming devices for gaming operations has been lower than in prior quarters. We expect this investment trend to reverse beginning in the June 2004 quarter, as we launch four new participation games installed in our new Bluebird cabinet.

We incurred interest and issuance cost amortization expense of $956,000 in the March 2004 quarter related to our 2.75% convertible notes issued in the summer of 2003. In the third quarter, we also recorded income tax expense of $279,000 at our estimated effective tax rate of 37.5% for the year. Due to the modest net income for the quarter, the if converted method for calculating the impact of shares issuable on conversion of the notes was anti-dilutive.

At March 31, 2004, cash and short term investments totaled $133.1 million, including $470,000 of restricted cash for progressive jackpots. The $11.8 million decrease in cash and short term investments at March 31 from December 31, 2003, consisted of increases in cash due to $466,000 of net income plus $6.6 million of depreciation expense, and $5 million related to stock option activity. This was offset by decreases of cash due to $2.6 million of capital expenditures for gaming operations machines, which immediately generate revenue, $2.6 million of capital expenditures for property, plant and equipment and $17.9 million of net increases in working capital investment, including increases in accounts receivable, inventory, other current assets, other assets, accounts payable and accrued liabilities. The increase in working capital stems mostly from the growth we’re experiencing in our business. We had an increase of $8.3 million in accounts receivable due to higher unit sales, most of which shipped in the month of March, with payments not yet due at March 31st, 2004. We also had a $17.2 million increase in total inventory. Raw materials actually increased $19.7 million, as we prepared for higher production volumes for both product sales and gaming operations in the June quarter and beyond.

Our cash flow used by operating activities totaled $8 million for the March 2004 quarter. At March 31st, 2004, we had $115 million of convertible debt and our book value for outstanding share was $7.78. Finally, our ratio of current assets to current liabilities was approximately 7.2:1 There were no share repurchases during the quarter, and the share repurchase program has now expired. Reflecting our significant open market repurchases, we had approximately 30.1 million shares outstanding at March 31st, 2004. Let me provide an update on product approvals.

First, as we announced in early April, all six North American gaming labs have completed testing on the CPU-NXT operating system and Bluebird gaming cabinet for our video product line. We can currently ship Bluebird hopper based video gaming devices to customers in GLI markets, Detroit, Michigan, Mississippi, New Jersey and Nevada; and Bluebird gaming devices using each of the ticket in/ticket out printer systems to customers in GLI markets, Detroit, Michigan casinos, Mississippi and for the Acres and Quickets ticket in-ticket out systems to customers in Nevada and ACSC and Easy Pay ticket in-ticket out systems in New Jersey.

During the third quarter, we shipped our first Bluebird video gaming devices to customers in Nevada and Detroit, Michigan. We expect to receive approvals for the SDS e-ticket system for the ticket in/ticket out systems in New Jersey by June 30th, along with the start of the field trial for CPU-NXT, Bluebird and the ticket in/ticket out technology in Ontario, also by June 30. We still have several hardware peripheral options, such as alternative coin handling, printing and bill accepting equipment that we’re in the midst of receiving approval for, which we also expect to receive by June 30th.

For our new mechanical reel product line, we have completed regulatory testing for the operating system and the modifications for the Bluebird gaming cabinet in all six of the North American gaming labs. After receiving customer feedback, we have, however, delayed the launch of this product line until the September quarter in order to be able to offer all nine initial game themes at once. We believe it is prudent for us to cluster nine new titles together to successfully launch this important new product line — thus the delay to market. We expect to complete the field trials of the ticket in/ticket out systems on the mechanical reel spinning product in time for this important product launch. For our wide area progressive system, we are on field trials in Nevada, and for the Native American link for the GLI tribal jurisdictions. As Brian stated, we’re on the agenda for approval in Nevada in May, and continue to expect GLI approval in June. For our poker products, Three Way Action has been submitted to GLI and we expect to receive approval in early July so we can ship products in the GLI territory. Let me turn to our expectations for future results. Without the benefit of the launch of our mechanical reel spinning product, we still anticipate our new unit shipment number for the June quarter will exceed 4,000 units. We also expect with the launch of four new participation games in the Bluebird cabinet, including our first WAP system in Nevada, that the installed base at June 30, 2004 will show nice growth over the March 31, 2004 installed base. However, with most of these installs expected to occur in the latter part of the June quarter, the benefit to the June quarter results will be modest. As a result, the June 2004 quarter will show slight income improvement from the March 2004 quarter. And as we head into fiscal 2005 with the accelerated momentum in product sales revenues and the improved gross margin on product sales, we believe we are well positioned for improved performance in fiscal 2005. While we’re still completing our fiscal 2005 budget, we’re comfortable with revenue estimates of $340 million to $360 million. This represents a 29 to 36% increase in revenues over fiscal 2001, the year we generated our highest annual revenues. We presently have a much higher expense structure in fiscal year 2001, and as we finalize the budget over the coming months, we expect to provide updated guidance in our August conference call. We expect that this anticipated revenue growth will begin to generate an appropriate return on the investments we’ve made over the past two years. Let me turn the call back to Brian for further commentary.

  Brian Gamache - WMS Industries Inc. — President, CEO, Director

Thanks, Scott. Our games are continuing to generate leading performance; and as a result, we have received follow-on orders for Bluebird gaming devices from a variety of customers. As we anticipated, our new CPU-NXT operating system has allowed our game developers to unleash their creative talents, and we’re just now beginning to demonstrate the potential great game content that we can offer our customers. We’re especially pleased with the performance of our wide area progressive system within the Monopoly Money themed games.

In Nevada, where the games have been on field trial at Harrah’s Las Vegas and the Rio for over 80 days, the eight gaming devices are three-coin quarter devices, and have averaged over $3,800 coin in per day with each of these two base games, Monopoly Money 7s, and Wild Chance, performing at about the same level. This level of coin in represents strong performance, especially as during a field trial we cannot conduct any marketing or promotional events to support the product. In the 80 days since the field trial started, over $2.6 million has been wagered on those games. The field trial of 12 gaming devices on the Native American link in Harrah’s Rincon in California and Harrah’s Prairie Band in Kansas, has been running for over 30 days, and we expect regulatory approval in June. We’re making excellent progress on our second still unannounced wide area progressive link that will be launched in mid fiscal ‘05.

Earlier this month, we announced promotions, appointments and restructuring responsibilities among the executive team here at WMS. As you know, we have been inwardly focused over the past two-plus years and have achieved great success in implementing our technology improvement plan, developing new products and enhancing infrastructure improvements, all leading up to our reemergence. For the announced organizational changes, I will focus on longer-term strategic opportunities, customer satisfaction and enhancing shareholder value. I have placed the day-to-day operations of the Company in Orrin’s and Scott’s capable hands. They have proven their mettle in the past four years, and I am confident that under their leadership WMS will provide our customers with high earning products at the highest quality level in an efficient manner. Seamus McGill, new role as Head of our International Operations, will be a key driver of further growth in our burgeoning international efforts. Presently, under Seamus’ leadership, the international market will be an important profit driver going forward. With respect to Class II gaming, we have anticipated announcing our long term strategy around this time. We’re still in the process of determining what is in the best interest of our shareholders. With the popularity of our game library and the Bluebird cabinet, we’re fortunate to have many alternatives to pursue in this market. In the meantime, we continue to actively participate in this market through content licensing and/or OEM manufacturing with the two largest Class II providers. We’ll continue to monitor activity and we’ll report back to you as we finalize our long term strategy for growing this market.

We can fully focus our efforts into selling 100% of the Class III casino slot floors, now that we have rounded our product line with mechanical reels, poker games and wide area progressive jackpot systems. We expect to take the market share from existing providers of these gaming devices by offering differentiated products that offer casino patron’s a value-added playing experience.

The Can’t Lose and Scroll Top features for our mechanical reel games, coupled with rewarding math models, we’ll provide mechanical reel players with a new playing experience containing that WMS flair for bonusing. We have already seen the success of our games in a variety of wide area progressive jackpot systems, which couples the Monopoly brand with the great math models and entertaining bonusing. Our poker products also provides that WMS flair for entertainment with proven brands and new ways to wager.

The new WMS has continued to build in the positive reception we realized at the G2E trade show last year. While we’re again demonstrating a new arsenal of cutting edge products, this year’s show will be much more of a selling season for WMS as we’ll come back with all the necessary. approvals and able to fulfill our customer’s demands.

Our goals for fiscal 2004 were to obtain product approvals, launch our new products and build sales, all of which contribute to our return to profitability. By the end of the June quarter, we will have attained each of those goals. Our goals for fiscal 2005 are to execute on our growth plan that calls for us to regain market share in the video product line, and garner new market share for our new mechanical reel spinning platform, poker products and wide area progressive systems, while building outstanding sales in orders for all of our product line.

Attaining these things will result in the appropriate return in all the investments that we’ve made in the past few years to rebuild the Company based on quality and product integrity, with the best of class engineers, designers, and infrastructure. Operator, we’ll now take questions.

  Operator

Thank you. Ladies and gentlemen, if you would like to register a question, please press the one followed by the four on your telephone.

You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the one followed by the three. If you are using a speakerphone, we ask you please lift your hand set before entering your question.

Our first question comes from the line of Bill Lerner from Prudential. Please proceed with your question.

  William Lerner - Prudential

Thanks, guys, how are you doing?

  Brian Gamache - WMS Industries Inc. — President, CEO, Director

Hey, Bill.

  William Lerner - Prudential

Two questions. One is related to pricing. You know, pricing has been relatively positive — probably I’d say very positive — particularly on the Bluebird cabinet it’s pretty notable. Can you talk about whether you have further leverage beyond that once the mix turns completely to Bluebird? That’s the first one. The second one just relates to expenses. You know, how do we think about expenses going forward? Are these types of expenses run rate? It doesn’t seem to be — it seems to be a little aggressive. But if I take a look at what the fiscal ‘05 revenue number, you’re talking about comfort with and kind of normalize the revenues, the relative EPS number looks tremendous. Can you just give me your thoughts on that?

  Brian Gamache - WMS Industries Inc. — President, CEO, Director

Those are two good questions. First of all, the pricing leverage, Bill. Bill, we’re fortunate to be in a business where our customers do not view price as the key determining factor in purchasing our products. We believe that the Bluebird launch — the customers have seen the value-added proposition. And in terms of additional win per day and they’re prepared to pay a premium for our products. When we contemplated the Bluebird design, we focused on additional time on device through things like superior content, ergonomics, best of class audio, spectacular graphics.

Early indications are that our strategy appears to be working. And that there is some leverage in our pricing in the fact that our game earning power is significant. So that we believe that as the mix of business goes back to significantly focused on Bluebird purchases, you’ll see that will drop into our margin profitability, which we were very pleased to have reached 42% so quickly. So we do believe there is an upside there.

As far as our expenses go, you know R&D and SG&A were high, due to the fact that we really are at the zenith of our reemergence. This management team has proven it can manage expenses. One would only have to look at the last two years to see we’ve done a very good job in navigating this Company through some very difficult times. We believe right now it is prudent for us not to cut expenses because of our — the critical juncture we find ourselves in the re-emergence. We believe in the very near future, the revenues will translate into improved bottom line results.

We also expect that once revenue is increased that expenses will be based on appropriate percentages, which currently they’re not. So we really have to invest some money now in the marketing and the product launches and continually testing of the product and the regulatory agencies, and we believe this is a prudent use of our funds at this time.

  Operator

The next question comes from the line of Harry Curtis from J.P. Morgan. Please proceed with your question.

  Harry Curtis - J.P. Morgan

Hi, guys. Two questions, please.

First of all, Scott, in your revenue guidance for ‘05, can you give us some sense of what you’re assuming for growth in the installed base of participation games and also general level of units you expect to sell to get to that number?

  Scott Schweinfurth - WMS Industries Inc. — CFO, Exec. VP, Treasurer

Harry, I imagine before the call that people are going to know what the components are. As I said, we’re just in the process of finalizing the budget. And I can’t give you that sort of guidance at this point. We would hope in our August call, once we’ve got the budget fully approved and we’re operating under it, we’ll be able to give you the guidance at that stage.

  Brian Gamache - WMS Industries Inc. — President, CEO, Director

And all of the approvals will be finalized.

  Harry Curtis - J.P. Morgan

My second question had to do with the performance of your Bluebirds in markets where they’ve been operating for a couple of months. Can you give us a sense of what the — kind of a general sense of what the premium to kind of market average is?

  Brian Gamache - WMS Industries Inc. — President, CEO, Director

On the last call, we had mentioned the games initially had been doing two times house average. And we believe it was important to give that color to validate our initial roll-outs. Due to competitive reasons, we will not be giving further performance data. However, one would only needs to look at the backlog number as it continues to grow for two major reason. Number one, additional jurisdiction approvals. And number two, win per day is outpacing our competitors.

So we are very, very happy with the performance of our games. Our operators are, and as a result, a great majority of them have placed additional orders with us subsequent to the first install.

  Harry Curtis - J.P. Morgan

And my last question, Brian, related to the 16,000 orders that you mentioned. Should the way we look at that number be the 16,100 orders less the 4,700 that you’ve shipped so far?

  Brian Gamache - WMS Industries Inc. — President, CEO, Director

That’s correct, Harry. The backlog is the remainder of that.

  Harry Curtis - J.P. Morgan

Okay, all right.

  Brian Gamache - WMS Industries Inc. — President, CEO, Director

We would expect to be delivering that in the next few quarters.

  Harry Curtis - J.P. Morgan

All right. Okay, good. Thanks.

  Operator

Ladies and gentlemen, as a reminder, to register for a question, please press the one followed by a four. Mr. Gamache, there are no further questions at this time.

I will now turn the conference back to you. Please continue with your presentation or closing remarks.

  Brian Gamache - WMS Industries Inc. — President, CEO, Director

Well, thank you all for joining us to get this update on WMS. We look forward to reporting more progress on our path to future success on our fiscal year end 2004 conference call in early August. Have a great day.

HOLLYWOOD SQUARES is a trademark of King World Productions Inc.
MEN IN BLACK™ & ©2004 Columbia Pictures Industries, Inc.
SURVIVOR is a trademark of Survivor Productions LLC.
MATCH GAME is a trademark of FremantleMedia Operations BV. Licensed by FremantleMedia Licensing Worldwide.
3WAY ACTION is a trademark of Yehia Awada.
CPU-NXT, Bluebird, Can’t Lose, Scroll Top, Grand Hotel, Once Around Deluxe,
Money 7’s and Wild Chance are trademarks of WMS Gaming Inc. All rights reserved.